Exhibit 99.2

CONSENT OF INDEPENDENT VALUATION EXPERT

We hereby consent to the reference to our name and description of our role in the valuation process of Resource Real Estate Opportunity REIT, Inc. (“the Company”) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and incorporated by reference in the Company’s Registration Statement on Form S-3 to be filed on the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

/s/ Duff & Phelps, LLC
Duff & Phelps, LLC

May 31, 2016